UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
To Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 27, 2009
Date of report (Date of earliest event reported)

       TOOTSIE ROLL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its charter)


        Virginia
(State or Other Jurisdiction of Incorporation)

        001-01361
(Commission File Number)

        22-1318955
(I.R.S. Employer Identification No.)

 7401 South Cicero Avenue, Chicago, Illinois  60629
(Address of Principal Executive Offices)   (Zip Code)

        773-838-3400
(Registrant's Telephone Number, Including Area Code)

        Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [__]  Written communications pursuant to Rule 425 under the Securities Act
              (17 CFR 230.425)

     [__]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
             (17 CFR 240.14a-12)

     [__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


ITEM 2.02.   RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    On October 27, 2009, Tootsie Roll Industries, Inc. issued a press release (the "release") announcing its results of operations and financial condition for the third quarter ended October 3, 2009. A copy of the release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

    The information in the release and in this Item 2.02 is "furnished" and not "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, or otherwise subject to the liabilities of that section. Such information may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 only if and to the extent such subsequent filing specifically references such information.

Item 9.01.  Financial Statements and Exhibits.

(c) The following exhibit is furnished with this report:

Exhibit 99.1 Press Release of Tootsie Roll Industries, Inc., dated October 27, 2009.



SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the under-signed thereunto duly authorized.


October 27, 2009                 TOOTSIE ROLL INDUSTRIES, INC.

                            By:  /S/G. HOWARD EMBER, JR.
                                 G. Howard Ember, Jr.
                                 Vice President/Finance and
                                 Chief Financial Officer



EXHIBIT INDEX

Exhibit No.               Description

99.1   Press Release of Tootsie Roll Industries, Inc., dated October 27, 2009.


Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE           FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR             Tuesday, October 27, 2009

CHICAGO, ILLINOIS - October 27, 2009 - Melvin J. Gordon, Chairman, Tootsie Roll Industries, Inc. reported third quarter and nine months 2009 net sales and net earnings.

Third quarter 2009 net sales were $183,407,000 compared to $184,687,000 in third quarter 2008. Third quarter 2009 net earnings were $27,247,000 compared to $19,715,000 in third quarter 2008, and net earnings per share were $.49 and $.35 in third quarter 2009 and 2008, respectively, an increase of $.14 per share or 40%.

Nine month 2009 net sales were $385,274,000 compared to $376,619,000 in nine months 2008, an increase of $8,655,000 or 2.3%. Nine months 2009 net earnings were $45,905,000 compared to $33,414,000 in nine months 2008, and net earnings per share were $.82 and $.59 in nine months 2009 and 2008, respectively, an increase of $.23 per share or 39%. As the Company's quarterly financial reporting is based on thirteen week periods, the first quarter as well as the first nine months of 2009 benefited from three additional shipping days. The number of shipping days in the comparative third quarter 2009 and 2008 periods were identical.

Mr. Gordon said, "Third quarter 2009 net sales in the United States benefited from effective marketing programs and selective price increases, however, the timing of certain customer sales in the comparative second and third quarters of 2009 and 2008 adversely affected third quarter 2009 reported sales. Third quarter consolidated 2009 sales were also adversely affected by declines in export sales and certain international sales translated into U.S. dollars from a devalued foreign currency.

The increase in third quarter 2009 net earnings reflects the benefits of selective price increases, lower energy and fuel costs primarily relating to freight and delivery, a lower effective income tax rate, and foreign currency gains. The increase in the Company's earnings per share for third quarter 2009 also reflects common stock purchases in the open market resulting in fewer shares outstanding.

Nine months 2009 sales and earnings benefited from the same factors and reasons as third quarter 2009 which are discussed above. Nine month 2009 sales and earnings also benefited from the additional shipping days due to the timing of the Company's quarterly periods."




                             TOOTSIE ROLL INDUSTRIES, INC.
                   CONSOLIDATED SUMMARY OF NET SALES & NET EARNINGS
                                 FOR THE PERIODS ENDED
                       OCTOBER 3, 2009  &  SEPTEMBER 27, 2008


                                     THIRD QUARTER ENDED
                                    2009            2008

Net Product Sales              $183,407,000      $184,687,000

Net Earnings                   $ 27,247,000      $ 19,715,000

  Net Earnings Per Share *         $ .49             $ .35

  Average Shares Outstanding *   55,796,000        56,642,000


                                      NINE MONTHS ENDED
                                    2009            2008

Net Product Sales              $385,274,000      $376,619,000

Net Earnings                   $ 45,905,000      $ 33,414,000

  Net Earnings Per Share  *        $ .82             $ .59

  Average Shares Outstanding *   56,198,000        56,859,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 9, 2009 and April 10, 2008.